UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 4, 2007

Commission File Number: 000 - 28305

ENERGY QUEST INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	91 - 1880015
(state or other jurisdiction of	(I.R.S. Employer I.D. No.)
incorporation or organization)

850 South Boulder Highway, Suite 169, Henderson, Nevada 89015
(Address of principal executive offices)

(702) 568-4131
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

Convertible Promissory Debenture

On September 4, 2007, Energy Quest Inc. (the “Company”) entered into a 0% Convertible Debenture due September 4, 2012 (the “Debenture”) with Jain Vasant (“Vasant”) pursuant to which Vasant agreed to loan $120,000,000 to the Company. The Debenture provides that the funds will be transferred to the Company within 10 business days after the Debenture documents are posted on Euroclear. The funds will be used for general working capital, to finance the expansion of the Company’s business, to acquire several revenue-producing companies and to settle all outstanding debts of the Company. The material terms of the Debenture are as follows:

Payment Terms

The Company agrees to repay Vasant the balance of $120,000,000 (the “Principal”) on September 4, 2012.

Conversion of Debenture

At any time after September 4, 2012 and until September 4, 2017 Vasant has the right to convert all, or a portion of, the principal amount of the Debenture into common shares in the capital stock of the Company at a conversion price of $50.00 per share.

Acceleration

Vasant has the right to declare the entire Principal under the Debenture as due immediately for any of the following reasons:

  If the Company fails to keep any promise made in the Debenture within 30 days after written notice from Vasant;

  If bankruptcy, receivership, or insolvency proceedings are started by or against the Company, or if the Company dissolves, liquidates or otherwise winds up its business;

  If the Company makes a general assignment for the benefit of its creditors;

  If the Company admits in writing its inability to pay its debts as such debts become due; or

  If the Company shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by the Company or by any person seeking the termination, dissolution or liquidation of the Company.

Registration

The Company has granted piggy-back registration rights to Vasant, agreeing to register the common shares in the capital stock of the Company underlying the Debenture according to the following:

  the Company will register a maximum number of shares not to exceed one third of the shares of the public float (shares not held by affiliates of the Company) on the next registration statement on Form SB-2 that it files with the US Securities and Exchange Commission; and

  at any time the Company subsequently files any registration statement(s) it shall include for registration any shares that have not previously been included in a registration statement, up to a maximum of one third of the shares of the public float at the time of filing any applicable subsequent registration statement.

However, the Company is not obligated in any way to file any registration statements in the future.

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 4th, 2007, the Company’s Board of Directors appointed Mr. Gilles H. Imbeault as a director and as the Vice President of Finance of the Company.

Mr. Imbeault studied Civil Engineering at Laval University in Quebec City and holds a Masters Degree in Business Administration with an International Finance and Marketing focus, from Saint Louis University in St. Louis, Missouri.

Mr. Imbeault worked for one year in structural design in St. Louis. In 1974, he joined IBM Canada for a period of eight years in Toronto, Ontario, with on going assignments in Montreal, Quebec and in Chicago, Illinois. Starting in 1982, he was Eastern Canadian Marketing Manager of Network Systems Corporation, a Company based in Minneapolis, Minnesota, responsible for marketing computer networking technology to large governmental and corporate users.

Mr. Imbeault started his own company in 1984, developing technical analysis software which he sold to major brokerage houses in North America. Mr. Imbeault left the technical field in 1988 to concentrate on the financing of start-up companies. In 1992, he entered the field of commodities trading, including the trading of precious metals and financial instruments, activities which Mr. Imbeault has carried on as his principal occupation for the past five years through his own company.

Mr. Imbeault does not currently hold a directorship of another reporting company. There are no understandings or arrangements between Mr. Imbeault or any other person pursuant to which Mr. Imbeault was selected as a director or executive officer. Mr. Imbeault does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2007		ENERGY QUEST INC.

	By:	/s/ Wilf Ouellette
Wilf Ouellette, Director, President,
Chief Executive Officer, Chief Financial
Officer